EXHIBIT A

SECURITIES OPTION AND RIGHT OF FIRST REFUSAL AGREEMENT

This SECURITIES OPTION AND RIGHT OF FIRST REFUSAL AGREEMENT (the “Agreement”), dated January 5, 2011 (the “Effective Date”), is by and between Vicis Capital Master Fund, a sub-trust of Vicis Capital Series Master Trust, a unit trust organized and existing under the laws of the Cayman Islands (“Vicis”), with a mailing address care of Vicis Capital, LLC, 445 Park Avenue, Suite 1901, New York, New York 10022, and CHARLES G. MASTERS, an individual maintaining a mailing address at 3400 82nd Way North, St. Petersburg, Florida 33710 (the “Optionee”).

BACKGROUND INFORMATION

Vicis owns common stock and preferred stock issued by Deer Valley Corporation, a Florida corporation (the “Company”).  The Optionee wishes to obtain an option and limited right of first refusal to acquire such securities.  Vicis is willing to grant the Optionee such option and limited right of first refusal, but only upon the terms and conditions set forth therein. Accordingly, in consideration of the covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

OPERATIVE PROVISIONS

1.           Definition of Securities.  The term “Securities” as used in this Agreement shall mean all of the securities set forth on Exhibit “A” to this Agreement, together with, in each case, all securities issued in substitution of or exchange for, or on account of, any such Securities, including, but not limited to, securities issued upon a conversion, stock dividend, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, combination of shares, spinoff or otherwise.

2.           Grant and Vesting of Option.  Vicis hereby grants to the Optionee an option (the “Option”) to purchase from Vicis all (but not a portion of) the Securities of the Company.  The Option to acquire the Securities shall become immediately exercisable upon the execution of this Agreement.

3.           Option Purchase Price.  The purchase price for this Option (the “Option Purchase Price”) shall be one hundred dollars ($100), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.  The Option Purchase Price is payable, in cash, upon execution and deliver of this Agreement.

4.           Securities Purchase Price.  Upon exercise of the Option, the purchase price for the Securities (the “Securities Purchase Price”) shall be twelve million dollars ($12,000,000) cash.

5.           Term; Termination.  The term of the Option shall be for a period that commences on the Effective Date and expires on March 31, 2012, unless sooner terminated by mutual written agreement of Vicis and the Optionee (the “Termination Date”).  The Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

6.           Exercise Procedure; Closing.  The Optionee may exercise the Option by delivering written notice to Vicis, at any time prior to the Termination Date, of the Optionee’s intent to exercise the Option (the “Exercise Notice”).  The closing of the sale and purchase of the Securities shall take place at a time and date mutually agreeable to Vicis and the Optionee, which shall be no later than thirty (30) days after the date that the Exercise Notice is given to Vicis (the “Closing”), which, it being understood that such date for Closing may be after the Termination Date.  The Closing shall occur at the offices of legal counsel for Vicis, or at such other location (which may include the waiver of any physical closing and the exchange of executed documentation by facsimile or electronic transmission or otherwise), as may be agreed to by Vicis and the Optionee.  If the parties do not mutually agree to a time and date for the Closing, the Closing shall occur at 10:00 a.m., Eastern Prevailing Time, on the thirtieth (30th) day after the date that the Exercise Notice is given to Vicis.  At the Closing, (a) Vicis and the Optionee shall execute a purchase agreement (the “Purchase Agreement”) in the form attached hereto as Exhibit “B”, (b) Vicis shall deliver to Optionee the certificates or instruments evidencing the Securities in negotiable form or accompanied by an executed stock power or instrument of transfer in a form acceptable to Optionee, and (c) Optionee shall deliver to Vicis payment of the Securities Purchase Price.  Following such delivery, the parties shall thereupon take such action within their respective reasonable powers to cause the Company to register such issuance and ownership in its transfer records.

7.           Representations and Warranties of Vicis.  In order to induce the Optionee to enter into this Agreement and to consummate the transactions contemplated hereby, Vicis represents and warrants to Optionee that:

(a)           Authorization.  When executed and delivered by Vicis, this Agreement will constitute the valid and binding obligation of Vicis, enforceable in accordance with its terms except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and subject to general equity principles.

(b)           Consent.  No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any governmental authority or private person or entity on the part of Vicis is required in connection with the execution and delivery of this Agreement or the consummation of any other transaction contemplated hereby, except as may be required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(c)           No Contractual Violation.  Neither the execution, delivery nor performance of this Agreement by Vicis, including the consummation by Vicis of the transactions contemplated hereby, will constitute a violation of or a default under, or conflict with, any term or provision of any contract, commitment, indenture or other agreement, or of any other private restriction of any kind, to which Vicis is a party or by which it is otherwise bound.

(d)           Title to Securities.  Vicis has good and marketable title to the Securities free and clear of all liens, claims, encumbrances and restrictions, legal or equitable, of every kind, except for certain restrictions on transfer imposed by federal and state securities laws.  Vicis has full and unrestricted legal right, power and authority to sell, assign and transfer such Securities to the Optionee without obtaining the consent or approval of any other person or governmental authority.

8.           Representations and Warranties of the Optionee.  The Optionee represents and warrants to Vicis that:

(a)           Authorization.  When executed and delivered by the Optionee, this Agreement will constitute the valid and binding obligation of the Optionee, enforceable in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and subject to general equity principles.

(b)           Consent.  No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any governmental authority or private person or entity on the part of the Optionee is required in connection with the execution and delivery of this Agreement or the consummation of any other transaction contemplated hereby, except as shall have been duly taken or effected prior to the Closing.

(c)           No Contractual Violation.  Neither the execution, delivery nor performance of this Agreement by the Optionee, including the consummation by the Optionee of the transactions contemplated hereby, will constitute a violation of or a default under, or conflict with, any term or provision of any contract, commitment, indenture or other agreement, or of any other private restriction of any kind, to which the Optionee is a party or by which it is otherwise bound.

(d)           Sophistication.  Optionee is a sophisticated investor and is experienced in matters relating to the valuation and the purchase and sale of securities, and, by reason of Optionee’s knowledge and experience in financial and business matters and access to the existing information about the Company, is capable of evaluating and has evaluated the merits of the transactions contemplated hereby.

9.           Covenants of Vicis.  Vicis covenants as follows:

(a)           Sale In Excess of $12,000,000.

(i)           If, prior to the Termination Date, Vicis sells, in a bona-fide arms length transaction, all of the Securities for a purchase price per security that exceeds Twelve Million Dollars ($12,000,000), then [A] Vicis hereby agrees to pay to the Optionee, at the closing of such sale, an amount equal to Eighty Percent (80%) of the difference between (1) the purchase price of such securities, and (2) Twelve Million Dollars ($12,000,000), and [B] upon receipt of such payment, this Agreement, inclusive of the Option set forth in Section 2 above and the Right of First Refusal set forth in Section 9(b) below, shall be deemed terminated.  If the purchase price is payable partially in cash and partially in securities, a promissory note or other deferred purchase price, then the Optionee’s participation payment under this Section 9(a) shall be pro-rated accordingly.  By way of example, if Vicis decides to sell all of the Securities for a cash purchase price of $13,000,000, then Vicis shall pay the Optionee $800,000, payable in cash at the closing. By way of further example, if Vicis decides to sell all of the Securities for a purchase price of $13,000,000, payable at the closing by (i) $7,000,000 in cash, (ii) the issuance of securities valued at $5,000,000, and (iii) the issuance of a note for $1,000,000, then Vicis shall pay the Optionee $800,0000, payable at the closing (i) $430,769.23 in cash, (ii) the transfer of the securities issued at the closing having a value of $307,692.30, and (iii) an assignment of the principal of the promissory note equal to  $61,538.47.

(b)           Sale for $12,000,000 or Less; Right of First Refusal. If Vicis intends to sell, prior to the Termination Date, in a bona-fide arms length transaction, all of the Securities for a purchase price equal to or less than Twelve Million Dollars ($12,000,000), then Vicis shall follow the procedures set forth in this Section 9(b) below before effecting such sale.

(i)           Right of First Refusal. Vicis shall submit a written offer to sell the Securities (the “Offer”) to Optionee, which document shall contain the terms of the Offer, including the purchase price, the terms for payment of the purchase price, and the proposed closing date.

(ii)           Acceptance of Offer by Offeree. Optionee may, within thirty (30) calendar days after having been furnished the Offer, accept the Offer by giving written notice to Vicis.

(iii)           Permitted Sale. If Optionee does not exercise his Right of First Refusal within the thirty (30) calendar days following the Offer, then Vicis shall have the right to sell the Securities on the same terms and conditions set forth in the Offer (a “Permitted Sale”), free and clear of Optionee’s rights under this Agreement (including this Right of First Refusal and the Option set forth in Section 2 above); provided, however, if Vicis does not sell all of the Securities within ninety (90) calendar days after having furnished the Offer to the Optionee, on the same terms and conditions set forth in the Offer, then Vicis shall not thereafter sell the Securities, without first again offering such securities to the Optionee in the manner provided in this Section 9(b). Upon a Permitted Sale pursuant to this Section 9(b), this Agreement shall be deemed terminated, subject to Section 9(b)(iv) below.

(iv)           Mixed Consideration.  If the purchase price is payable partially in cash and partially by delivery of a promissory note, then Optionee shall have the right to pay the purchase price on the same terms and conditions. If the purchase price is payable partially in cash and partially in securities, then the Optionee may exercise the right of first refusal by paying a cash payment equal to the fair value of the securities and cash payment set forth in the Offer.

(c)           Without the written consent of Optionee, which Optionee may grant or withhold at Optionee's sole discretion, Vicis shall not effect any sale of some, but not all, of the Securities during the two-year period following the closing of the Purchase Agreement governing the purchase of such Securities.  For the avoidance of doubt, Vicis shall be deemed to have sold Securities in the event that Vics sells any security of the Company of the same class as any of the Securities during such two-year period.  By way of example, any sale of shares of Common Stock by Vicis shall be deemed a sale of the shares of the Common Stock included among the Securities, regardless of whether such shares of Common Stock were actually acquired in conjunction with an acquisition of the Securities or otherwise.

10.           Covenants of Optionee.  Optionee covenants as follows:

(a)           If Optionee has acquired the Securities for Twelve Million Dollars ($12,000,000) pursuant to the Option set forth in Section 2 (but not pursuant to the Right of First Refusal set forth in Section 9(b) above), and if during the two-year period following the closing of the Purchase Agreement governing the purchase of such Securities, Optionee sells all of the Securities for a purchase price per security that exceeds Twelve Million Dollars ($12,000,000), then Optionee hereby agrees to pay to Vicis, at the closing of such sale, an amount equal to Twenty Percent (20%) of the difference between [A] the purchase price of such securities, and [B] Twelve Million Dollars ($12,000,000).  If the purchase price is payable partially in cash and partially in securities, a promissory note or other deferred purchase price, then Vicis’s participation payment under this Section 10(a) shall be pro-rated accordingly.  By way of example, if Optionee decides to sell all of the Securities for a cash purchase price of $13,000,000, then Optionee shall pay Vicis $200,000, payable in cash at the closing. By way of further example, if Optionee decides to sell all of the Securities for a purchase price of $13,000,000, payable at the closing by (i) $7,000,000 in cash, (ii) the issuance of securities valued at $5,000,000, and (iii) the issuance of a note for $1,000,000, then Optionee shall pay Vicis $200,0000, payable at the closing (i) $107,692.31 in cash, (ii) the transfer of the securities issued at the closing having a value of $76,923.08, and (iii) an assignment of the principal of the promissory note equal to  $15,384.61.

(b)           Without the written consent of Vicis, which Vicis may grant or withhold at Vicis's sole discretion, Optionee shall not effect any sale of some, but not all, of the Securities during the two-year period following the closing of the Purchase Agreement governing the purchase of such Securities.  For the avoidance of doubt, Optionee shall be deemed to have sold Securities in the event that Optionee sells any security of the Company of the same class as any of the Securities during such two-year period.  By way of example, any sale of shares of Common Stock by Optionee shall be deemed a sale of the shares of the Common Stock included among the Securities, regardless of whether such shares of Common Stock were actually acquired in conjunction with an acquisition of the Securities or otherwise.

11.           No Rights as a Shareholder.  Nothing in this Agreement shall convey upon the Optionee any rights of a shareholder of the Company prior to the exercise of the Option and the transfer of the Securities pursuant to the terms and conditions set forth herein.

12.           Investment Purpose.  This Agreement is executed on the express condition that the purchase of the Securities shall be made for investment purposes only and not with a view to their resale or further distribution unless (a) such Securities, at the time of their issuance and delivery, are registered under the Securities Act of 1933, as amended (the “Act”), or (b) after the date of such issuance the resale of such Securities is determined by counsel for the Company to be exempt from the registration requirements of the Act and of any other applicable law, regulation or ruling.

13.           Non-Public Information.  Optionee acknowledges that Vicis may be in possession of material non-public information about the Company and that Optionee wishes to proceed with the transaction notwithstanding such possibility.  Optionee acknowledges that he has requested that Vicis not share any such material non-public information with Optionee.  Optionee acknowledges that he has reached his own investment decision with respect to the transactions contemplated herebyand waives any claims he may have against Vicis for nondisclosure of any material nonpublic information.

14.           Miscellaneous Provisions.  All notices required to be given pursuant to this Agreement shall be in writing and shall be hand delivered or sent via overnight delivery services to the applicable address set forth in the preamble of this Agreement, or to such other address as any such party may have designated by like notice forwarded to the other party hereto.  This Agreement, and any other document referenced herein, constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each of the parties hereto.  Each party hereby covenants and agrees with the other party that at any time and from time to time it will promptly execute and deliver to such other party such further assurances, instruments and documents and take such further action as such other party may reasonably request in order to carry out the full intent and purpose of this Agreement. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of New York.  Venue for all purposes shall be deemed to lie within New York, New York.  The parties agree that, irrespective of any wording that might be construed to be in conflict with this paragraph, this Agreement is one for performance in New York. The parties to this Agreement agree that they waive any objection, constitutional, statutory or otherwise, to a New York court’s taking jurisdiction of any dispute between them. By entering into this Agreement, the parties, and each of them understand that they might be called upon to answer a claim asserted in a New York court.  If a legal action is initiated by any party to this Agreement against another, arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, or any dispute concerning the same, any and all fees, costs and expenses reasonably incurred by each successful party or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of, such action shall be the joint and several obligation of and shall be paid or reimbursed by the unsuccessful party or parties.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY SUCH LEGAL PROCEEDING.  All representations and warranties contained in this Agreement shall survive the closing and the consummation of the transactions contemplated hereby.  This Agreement may not be assigned by any party without the prior written consent of the other party. This Agreement shall be binding upon the parties hereto and the successors and assigns of each party hereto.  This Agreement may be executed in any one or more counterparts, all of which shall be considered one and the same agreement. The headings in this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

OPTIONEE:

/s/ Charles G. Masters
Charles G. Masters

VICIS:

VICIS CAPITAL MASTER FUND

By: Vicis Capital, LLC

By: /s/ Keith Hughes

SCHEDULE A
to the Securities Option and Right of First Refusal Agreement
by and among
Vicis Capital Master Fund and Charles G. Masters

Purchaser	Seller	Issuer	Type of Security	Security No.	No. of Securities
Charles G. Masters	Vicis Capital Master Fund	Deer Valley Corporation	Series C Convertible Preferred Stock		22,463 shares convertible into 2,246,300 shares of common
Charles G. Masters	Vicis Capital Master Fund	Deer Valley Corporation	Series E Convertible Preferred Stock		1,000,000 shares convertible into 1,000,000 shares of common
Charles G. Masters	Vicis Capital Master Fund	Deer Valley Corporation	Common Stock		13,406,749 shares of common

Schedule A, Page 1